Exhibit 99.1
[PLD Letterhead]
To Executive Officers and Trustees of ProLogis
     Attached is a copy of a notice that has been provided to participants and beneficiaries in the ProLogis 401(k) Savings Plan (the “Plan”) relating to a “blackout period” that will be occurring under the Plan as a result of the impending closing of the merger contemplated by the Agreement and Plan of Merger dated as of January 30, 2011 by and among, ProLogis, AMB Property Company and the other parties to that agreement (“Merger Agreement”). During the blackout period, Plan participants and beneficiaries will not be able to direct or diversify investments in the ProLogis stock fund under the Plan. The attached notice provides more information regarding the reasons for the blackout period, the Plan transactions to be suspended during the blackout period, the securities subject to the blackout period and the estimated length of the blackout.
     The Sarbanes-Oxley Act of 2002 (“SOX”) and the rules adopted by the Securities and Exchange Commission (“SEC”) require that, during a plan blackout period such as the one described in the previous paragraph, the trustees and executive officers of ProLogis are prohibited from purchasing, selling or otherwise acquiring or transferring any equity securities of ProLogis (not just common shares, but also convertible debt and other securities that are considered equity securities) that were acquired in connection with your service or employment as a trustee or executive officer. This prohibition includes all equity securities of ProLogis, not just those that you hold in the Plan.
     Therefore, in order to comply with the SOX and SEC requirements, during the Plan blackout period, you are prohibited from purchasing, selling or otherwise acquiring or transferring common shares of ProLogis (or any shares received in exchange for such shares in connection with the merger transactions). The foregoing prohibition does not apply to the exchange of shares contemplated by the Merger Agreement.
     If you have any questions regarding any aspect of this notice or whether the securities you own are covered and whether any exceptions to transfer might be available, you should contact Edward S. Nekritz, ProLogis, 4545 Airport Way, Denver, CO 80239 at (303) 567-xxxx.